Exhibit 99.1

8233 Baumgart Road	Contact Mark L. Lemond
Evansville, IN 47725	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-4037	Executive Vice President, Chief Financial Officer
and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS RECORD THIRD QUARTER 2006 RESULTS;
ACHIEVES HIGHEST QUARTERLY EARNINGS IN COMPANY HISTORY

Third Quarter Results

          Evansville, Indiana, November 16, 2006 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the third quarter ended October 28, 2006.  Net earnings for the 13-week third quarter increased 17 percent to $8.4 million as compared with net earnings of $7.2 million in the third quarter ended October 29, 2005.  Diluted earnings per share increased 15 percent to $0.61 per share compared with $0.53 per share last year.

          Net sales for the third quarter increased 3.5 percent to $189.1 million from $182.7 million last year.  Comparable store sales increased 2.9 percent for the 13-week period.  This sales increase was on top of an 8.3 percent increase in the third quarter of 2005.

          The gross profit margin for the third quarter of 2006 increased to 30.0 percent compared to 29.5 percent for the third quarter of 2005.  Selling, general and administrative expenses for the third quarter, as a percentage of sales, decreased to 22.9 percent from 23.1 percent in last year’s third quarter.  Consequently, the Company’s operating margin increased to 7.1 percent from 6.4 percent in the same period last year.

          Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, “The combination of the comparable store sales increase, an expanding gross profit margin and effective expense controls once again resulted in the highest sales and net earnings for any quarter in the Company’s history.  Additionally, our year-to-date sales and net earnings were the highest we have ever achieved for the first nine months of a fiscal year.  It is also important to note that the third quarter results represent the Company’s eighth consecutive increase in year-over-year quarterly earnings per share.”

          “Our customers have responded well to our fall season dress and casual merchandise assortment, particularly in our women’s footwear where we have seen the strongest momentum.  Our women’s dress and casual sales increased 10 percent on a comparable store basis in the third quarter, which was on top of a 21 percent increase in the third quarter of last year.  We attribute our increases in both sales and gross margin to our continued efforts to provide fashionable footwear at the most competitive prices in the family footwear industry.”

          Net income for the first nine months of 2006 was $18.6 million, or $1.36 per diluted share, compared with net income of $15.8 million, or $1.18 per diluted share, last year.  Net sales increased 2.5 percent to $504.4 million for the first nine months from sales of $492.1 million last year.  Comparable store sales increased 2.3 percent for the nine-month period. Gross profit margin for the first nine months of 2006 increased to 29.5 percent from 29.1 percent last year.  Selling, general and administrative expenses, as a percentage of sales, decreased to 23.7 percent in the first nine months of 2006 from 23.8 percent last year.

2006 EPS Outlook

          Earnings per diluted share in the fourth quarter of fiscal 2006 are expected to range from $0.36 to $0.38 compared to $0.22 for the fourth quarter of 2005.  This assumes comparable store sales will be flat to up 1 percent for the fourth quarter.

          For the full year of 2006, we expect diluted earnings per share to range from $1.72 to $1.74.

Store Growth

          During the first nine months of 2006, 12 new stores were opened and five were closed.  Eight stores were opened in the third quarter, and two additional stores have opened in the fourth quarter.  The Company closed three stores in the third quarter and expects to close an additional store during the last quarter of this year.

Store openings and closings by quarter and for the year are as follows:

	New Stores	Stores Closed

1st Quarter 2006	0	0
2nd Quarter 2006	4	2
3rd Quarter 2006	8	3
4th Quarter 2006	2	1

Fiscal 2006	14	6

          The eight stores opened during the third quarter included locations in:

City	Market/Total Stores in Market

Montgomery, AL	Montgomery/2
Bryant, AR	Little Rock/5
Orlando, FL	Orlando/7
Pittsburgh, PA	Pittsburgh/1
Columbia, SC	Columbia/3
Round Rock, TX	Austin/4
Conroe, TX	Houston/6
Houston, TX	Houston/6

Conference Call

          Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the third quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival’s Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

          This press release contains forward-looking statements that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of under-performing stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

          In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

          Shoe Carnival is a chain of 272 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival’s press releases and annual report are available on the Company’s website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended October 28, 2006	Thirteen Weeks Ended October 29, 2005	Thirty-nine Weeks Ended October 28, 2006	Thirty-nine Weeks Ended October 29, 2005

Net sales	$189,086	$182,697	$504,441	$492,068
Cost of sales (including buying, distribution and occupancy costs)	132,349	128,815	355,413	349,089

Gross profit	56,737	53,882	149,028	142,979
Selling, general and administrative expenses	43,275	42,180	119,330	117,024

Operating income	13,462	11,702	29,698	25,955
Interest income	(353)	(18)	(863)	(53)
Interest expense	33	118	107	414

Income before income taxes	13,782	11,602	30,454	25,594
Income tax expense	5,406	4,452	11,816	9,819

Net income	$8,376	$7,150	$18,638	$15,775

Net income per share:
Basic	$.62	$.54	$1.40	$1.21

Diluted	$.61	$.53	$1.36	$1.18

Average shares outstanding:
Basic	13,414	13,229	13,338	13,088

Diluted	13,751	13,455	13,706	13,410

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 28, 2006	January 28, 2006	October 29, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$19,484	$20,304	$5,729
Accounts receivable	2,126	286	2,078
Merchandise inventories	187,254	183,993	178,650
Deferred income tax benefit	1,301	1,075	828
Other	3,064	2,327	2,748

Total Current Assets	213,229	207,985	190,033
Property and equipment-net	70,380	66,848	69,071

Total Assets	$283,609	$274,833	$259,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$49,244	$64,756	$39,423
Accrued and other liabilities	14,376	11,451	12,673
Current portion of long-term debt	0	0	1

Total Current Liabilities	63,620	76,207	52,097
Long-term debt	0	0	12,000
Deferred lease incentives	5,614	6,399	6,667
Accrued rent	6,346	6,658	6,746
Deferred income taxes	1,109	2,151	2,377
Deferred compensation	2,845	2,263	2,045

Total Liabilities	79,534	93,678	81,932
Total Shareholders’ Equity	204,075	181,155	177,172

Total Liabilities and Shareholders’ Equity	$283,609	$274,833	$259,104

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-nine Weeks Ended October 28, 2006	Thirty-nine Weeks Ended October 29, 2005

Cash flows from operating activities:
Net income	$18,638	$15,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,713	11,154
Stock option income tax benefit	0	1,086
Stock-based compensation	1,267	186
Loss on retirement of assets	231	413
Deferred income taxes	(1,268)	(3,351)
Lease incentives	192	874
Other	(708)	(656)
Changes in operating assets and liabilities:
Accounts receivable	(1,840)	(1,240)
Merchandise inventories	(3,261)	1,940
Accounts payable and accrued liabilities	(20,419)	(21,213)
Other	113	(646)

Net cash provided by operating activities	3,658	4,322

Cash flows from investing activities:
Purchases of property and equipment	(14,331)	(11,556)
Proceeds from sale of property and equipment	7,201	70
Other	2	153

Net cash used in investing activities	(7,128)	(11,333)

Cash flows from financing activities:
Borrowings under line of credit	0	219,000
Payments on line of credit	0	(214,300)
Payments on long-term debt	0	(55)
Proceeds from issuance of stock	2,469	3,206
Excess tax benefits from stock-based compensation	422	0
Common stock repurchased	(241)	0

Net cash provided by financing activities	2,650	7,851

Net (decrease) increase in cash and cash equivalents	(820)	840
Cash and cash equivalents at beginning of period	20,304	4,889

Cash and Cash Equivalents at End of Period	$19,484	$5,729